EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hallmark Financial Services, Inc.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 25, 2010, refers to a change in the Company’s method of evaluating other-than-temporary impairment of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of April 1, 2009.

KPMG LLP

Dallas, Texas
February 22, 2011